EXHIBIT 10.33

PROMISSORY NOTE

ENTERPRISE PRODUCTS GP, LLC

US$370,000,000.00	September 30, 2004

FOR VALUE RECEIVED, ENTERPRISE PRODUCTS GP, LLC, a Delaware limited liability company (the “Borrower”) hereby promises to pay to the order of DAN DUNCAN LLC, a Delaware limited liability company (together with any subsequent holder of this promissory note, for so long as such person or entity is a holder hereof, “Holder”), the principal sum of US$370,000,000.00, together with interest on the outstanding principal balance hereof at the fixed rate of 6.25% per annum (the “Fixed Rate”), on or before November 19, 2019 (the “Maturity Date”).

1. Payment Terms. This promissory note (“Note”) shall be payable as follows:

(a) Installment payments of $6,600,000.00 shall be due and payable on or before each February 19, May 20, August 19, and November 19 of each calendar year (each, a “Payment Date”) of the term hereof, commencing November 19, 2004 and ending November 19, 2019.

(b) The outstanding principal balance of this Note, together with all accrued and unpaid interest on such principal balance, and all other amounts due and payable hereunder shall be fully and finally due and payable on the Maturity Date.

(c) On any date that an installment payment of $6,600,000 would otherwise be due and payable hereunder, other than on the Maturity Date, the Borrower shall have the right to defer payment of any portion of such installment that is less than or equal to the Deferral Amount, as of such date. As used herein, “Deferral Amount” means, as of a particular date of determination, $13,200,000 less the amount, if any, by which (i) the product of (x) $6,600,000 times (y) the number of Payment Dates that have occurred since the date of this Note, exceeds (ii) the sum of all payments made by the Borrower hereunder, as of such date of determination. In no event shall the Deferral Amount ever exceed $13,200,000.

(d) Any installment payment deferred hereunder shall be deemed to be a part of the principal balance hereof and shall bear interest at the Fixed Rate until paid.

(e) Except as described in paragraph 2 below, funds of the Borrower from any source shall be used to pay installments due hereunder.

(f) This Note may be prepaid, in whole or in part, at any time, without penalty or premium. All payments hereunder shall be applied first to accrued and unpaid interest to the date of payment hereunder, next to other amounts, if any, then due and unpaid hereunder, and then to the outstanding principal balance hereof in regular order of maturity.

(g) Payments of both principal and interest are to be made in lawful money of the United States of America in same day or immediately available funds to the account from time to time designated by the Holder.

2. Recourse. The obligation of the Borrower to pay the amounts due on this Note are fully recourse to the Borrower, except that no recourse shall be had to the portion of the proceeds of any distribution to the Borrower by Enterprise Products Partners, L.P. that is necessary to fund any distribution by the Borrower to GulfTerra GP Holding Company pursuant to Section 5.01(a) of the Borrower’s limited liability company agreement, for so long as Gulfterra GP Holding Company owns a membership interest in the Borrower.

3. No Acceleration. No failure by the Borrower to pay any amount due hereunder, or to perform any other obligation hereunder, shall entitle the Holder to accelerate the indebtedness evidenced hereby. The Holder’s rights upon any such default shall be limited to the judicial enforcement of the Borrower’s obligations that have not been so paid or performed.

4. Non-Petition. In no event shall the Holder commence or join in any proceeding to file a petition in bankruptcy against the Borrower, to declare the Borrower insolvent or bankrupt, to appoint or to have appointed, a receiver, liquidator, sequestrator, trustee, guardian, or other similar official for all or any portion of the Borrower’s assets, or to take any action similar to the foregoing. However, the foregoing sentence shall not prevent the Holder from judicially enforcing the Borrower’s obligations hereunder as described in paragraph 3 above.

5. Default Rate. Any amount not paid when due that is not properly deferred pursuant to paragraph 1 above, shall bear interest at two percent (2%) per annum in excess of the Fixed Rate until paid.

6. Borrower’s Waivers. The Borrower waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

7. Holder’s Waivers. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right under this Note. No waiver of any right shall be effective unless in writing and signed by the Holder, nor shall a waiver on one occasion be construed as a bar to or waiver of any such right on any future occasion.

8. Costs of Enforcement. The Borrower will pay, on demand, all costs of collection and attorneys’ fees paid or incurred by the Holder in enforcing the obligations of the Borrower hereunder.

9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas.

10. Holder’s Notations. The Borrower hereby irrevocably authorizes the Holder to make (or cause to be made) appropriate notations on the grid attached to this Note (or any continuation of such grid) or in its records, which notations, if made, shall evidence, inter alia, as of any particular date, the outstanding principal hereof, and the available Deferral Amount. Such notations shall be conclusive and binding on the Borrower, absent manifest error; provided however, that the failure of the Holder to make any such notations shall not limit or otherwise affect any rights or obligations of the Borrower hereunder.

11. No Oral Agreements. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE BORROWER AND DAN DUNCAN LLC AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE BORROWER AND THE HOLDER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, this Note has been executed by a duly authorized representative of the Borrower.

ENTERPRISE PRODUCTS GP, LLC

By:	/s/ Michael A. Creel
Michael A. Creel Executive Vice President and Chief Financial Officer

DATE	OUTSTANDING PRINCIPAL BALANCE	DEFERRAL AMOUNT
September 30, 2004	$370,000,000	$13,200,000